UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No.  3    )*
                                             ------

                             R. G. Barry Corporation
 -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    068798107
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.         068798107
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Partners Limited Partnership
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    None
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                None
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IA
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         068798107
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Investment Corporation
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    None
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                None
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           CO
-------------------------------------------------------------------------------

                                        13G

CUSIP No.         068798107
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew A. Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    None
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                None
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         068798107
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlene Murphy Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    None
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER

                                None
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            None
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

Item 1(a)        Name of Issuer:

                          R. G. Barry Corporation

Item 1(b)        Address of Issuer's Principal Executive Offices:

                          13405 Yarmouth Road NW
                          Pickerington, Ohio 43147


Item 2(a)        Name of Person Filing:


                          Artisan Partners Limited Partnership ("Artisan Partners")
                          Artisan Investment Corporation, the general partner of
                                  Artisan Partners ("Artisan Corp.")
                          Andrew A. Ziegler
                          Carlene Murphy Ziegler


Item 2(b)        Address of Principal Business Office:


                          Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:


                          1000 North Water Street, #1770
                          Milwaukee, WI 53202


Item 2(c)        Citizenship:


                          Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                          Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)        Title of Class of Securities:


                          Common Stock


Item 2(e)        CUSIP Number:


                          068798107


Item 3           Type of Person:

                          (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and
                          Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4           Ownership (at December 31, 2001):

                          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                  None

                          (b)     Percent of class:

                                  0.0%

                          (c)     Number of shares as to which such person has:

                                   (i)     sole power to vote or to direct the
                                           vote: None
                                  (ii) shared power to vote or to direct the vote: None
                                 (iii)     sole power to dispose or to direct
                                           the disposition of: None
                                  (iv) shared power to dispose or to direct disposition of: None


Item 5           Ownership of Five Percent or Less of a Class:

                          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:


                          Not Applicable


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                          Not Applicable


Item 8           Identification and Classification of Members of the Group:

                          Not Applicable


Item 9           Notice of Dissolution of Group:

                          Not Applicable


Item 10          Certification:

                          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2002


                               ARTISAN INVESTMENT CORPORATION
                                   for itself and as general partner of
                                   ARTISAN PARTNERS LIMITED PARTNERSHIP


                               By: /s/ Andrew A. Ziegler
                                   -----------------------------------
                                          Andrew A. Ziegler
                                          President


                                ANDREW A. ZIEGLER

                                /s/ Andrew A. Ziegler
                                -----------------------------------------------


                                CARLENE MURPHY ZIEGLER

                                /s/ Carlene Murphy Ziegler
                                -----------------------------------------------

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 13, 2002 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler


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